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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses of the Polaris / Polaris II Variable Annuities and the WM Diversified Strategies III Variable Annuity, which constitute part of this Registration Statement on Form S-3, of our report dated March 29, 2004 appearing on page F-2 of First SunAmerica Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated March 4, 2004, relating to the financial statements of FS Variable Separate Account of First SunAmerica Life Insurance Company in such Prospectuses. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectuses.



PricewaterhouseCoopers LLP
Los Angeles, California
April 21, 2004